For Further Information:
James C. Gale
Senior Vice President Finance and CFO
703/802-9259

FOR IMMEDIATE RELEASE

      GENICOM CORPORATION EXTENDS CREDIT FACILITY AND
  ACQUIRES $ 5.8 MILLION OF ITS 12.5% SENIOR SUBORDINATED
                           NOTES

Chantilly, VA. - - June 14, 1994 - - GENICOM Corporation
(NASDAQ:GECM) today announced that it has reached an agreement with its lender, THE CIT Group/Credit Finance, Inc. ("CIT"), to amend its $ 35.0 million Loan and Security
Agreement ("Credit Facility") and has purchased $ 5.8 million of its 12.5% Senior Subordinated Notes ("Notes").

CIT has agreed to extend its Credit Facility to GENICOM, which was entered into in September 1990, for an additional twenty-seven (27) month period ending in December 1996.
The amended agreement excludes any renewal fees, provides for borrowing at Chemical Bank's quoted prime interest rate plus 3.0% and includes early termination provisions at GENICOM's option.

The Company acquired the $ 5.8 million Notes in the open market through several transactions in the first two months of the Company's 1994 second quarter. The purchases were made at favorable terms and accordingly, the Company will report a $ 0.5 million gain, net of taxes and the write-off of unamortized debt issuance costs in its 1994 second quarter financial results.

James C. Gale, GENICOM's Senior Vice President Finance and
Chief Financial Officer, commented: "Our relationship with
CIT continues to be a positive and mutually beneficial relationship. I am pleased that we were able to successfully negotiate an extension to our current lending arrangement with CIT which will permit the Company to continue to focus on the growth of its strategic businesses of Enterprising Service Solutions, Laser Printing Solutions and Supplies."

Mr. Gale further commented: "I am pleased to report the successful open market purchases of our Notes at a reduced cash outlay. These purchases combined with previous Notes held in treasury are sufficient to meet the February 1995, sinking fund requirement for the Notes."

GENICOM Corporation, through its worldwide operations,
designs, manufactures, markets and services a wide range of
computer printer technologies for general purpose
applications as well as a line of hermetically sealed
relays.  Through its Enterprising Service Solutions
business, GENICOM provides multivendor depot and field
support services.
                     # # # # # # # # #